EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / mail@lambert-edwards.com

Spartan Motors Authorizes Stock Repurchase

CHARLOTTE, Michigan, April 28, 2005 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced it has received authorization from its board of directors to repurchase up to 500,000 shares, or approximately 4 percent of its outstanding common stock.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles reported its board of directors approved the buyback at a meeting yesterday. Spartan Motors said the buyback authorization allows the Company to purchase common stock in open-market transactions over the next 12 months. Spartan Motors reported 12,460,489 shares of common stock outstanding as of April 1, 2005.

"This decision reflects the board's confidence in the underlying value of Spartan Motors," said John Sztykiel, president and CEO of Spartan Motors. "We believe our increased backlog and operational improvements, as seen in our first quarter 2005 results, indicate a higher value for Spartan than currently reflected in our share price."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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